Exhibit 99.1

Sbarro, Inc.

Selected Preliminary Fourth Quarter and Fiscal 2008 Results of Operations and Business Update

dated as of February 5, 2009

Selected Preliminary Fourth Quarter Results of Operations

Sbarro, Inc, (the “Company”) expects to report revenues of approximately $98.7 million for the quarter ended December 28, 2008 as compared to $104.7 million for the quarter ended December 30, 2007. The decrease in revenues was primarily due to a decline in comparable unit sales in our company owned stores partially offset by sales from new store openings.

The Company expects to report a decline of approximately 6.9% in comparable unit sales for company owned stores in the quarter ended December 28, 2008, as compared to the fourth quarter of last year. In the quarter ended December 30, 2007, the year-over-year decline in comparable unit sales was 1.8%. The weaker performance in the fourth quarter of 2008 primarily reflects reduced mall traffic throughout the United States as a result of the current economic environment.

EBITDA, as calculated in accordance with the terms of our bank credit agreement, is expected to be approximately $17.1 million for the quarter ended December 28, 2008 as compared to $23.9 million for the quarter ended December 30, 2007. The decline in EBITDA was primarily due to the decline in comparable unit sales in our company owned stores and increased product costs.

In the fourth quarter of 2008, prices for our key commodities, such as cheese and flour, began to stabilize. As a result, commodity costs in the fourth quarter of 2008 were not as significant a contributor to the lower level of profitability as they had been in the previous three quarters. In the early part of 2009, the price we pay for cheese, flour and related items have dropped significantly as compared to the prices we paid throughout 2008 and in some cases have returned to more historical price levels.

During the fourth quarter of 2008, the Company drew down approximately $20 million under its revolving credit facility and, given existing letter of credit commitments, has remaining availability of approximately $1 million. The Company estimates that it had total cash and cash equivalents on hand of approximately $38.3 million as of December 28, 2008. On February 2, 2009, the Company made its scheduled semi-annual interest payment on its Senior Notes due 2015.

Selected Preliminary Fiscal 2008 Results of Operations

The Company has reported operating results and its financial position for all periods presented as of and prior to January 30, 2007 (prior to completion of a change in control of the Company pursuant to a merger) as a predecessor period of the Company and for all periods from and after January 31, 2007, the date of the merger, as successor periods of the Company. The Company’s operating results for the fiscal year ended December 30, 2007 are presented as the “combined” results of the predecessor and successor periods of the Company. The presentation of “combined” results is not consistent with the requirements of GAAP; however, the Company’s management believes that it is a meaningful way to present the results of operations for the fiscal year ended December 30, 2007.

The Company expects to report revenues of approximately $359.2 million for the fiscal year ended December 28, 2008 as compared to $358.8 million for the combined fiscal year ended December 30, 2007. The increase in revenues was driven primarily by new company owned stores and royalties on new franchised restaurants opened in 2007 and 2008, offset by a decline in company owned comparable unit sales and reduced royalties due to the decline in domestic franchise comparable unit sales.

For the fiscal year ended December 28, 2008, the Company expects to report a decline of approximately 2.2% in comparable unit sales for company owned stores, as compared to the prior fiscal year. In the combined fiscal year ended December 30, 2007, the year-over-year increase in comparable unit sales was 1.5%.

EBITDA, as calculated in accordance with the terms of our bank credit agreement, is expected to be approximately $43.7 million for the fiscal year ended December 28, 2008 as compared to $58.2 million for the combined fiscal year ended December 30, 2007. The decline in EBITDA was primarily due to the decline in comparable unit sales in our company owned stores as well as our domestic franchise restaurants and increased product costs.

As discussed in Exhibit A, EBITDA is a non-GAAP financial measure that management believes is an important metric for us to report to our investors, as we consider it a helpful additional indicator of our ability to meet future debt obligations and to comply with certain covenants in our borrowing agreements which are tied to this metric. Exhibit A includes a preliminary reconciliation of EBITDA to net income (loss), which is the most directly comparable financial measure under United States generally accepted accounting principles (“GAAP”). Exhibit A also identifies adjustments to EBITDA that are provided for under our bank credit agreement.

Discussions with Lenders Regarding Amendment to Credit Facility

Based on preliminary financial results for the quarter and year ended December 28, 2008, the Company anticipates that when it delivers its audited financial information for the fiscal year ended December 28, 2008 to its agent bank in April 2009, in accordance with the requirements of its bank credit agreement, it will not be in compliance with certain financial covenants under that agreement, which would constitute a default (with effect from December 28, 2008) under that agreement. In view of this expectation, the Company has started discussions with its agent bank regarding amendments to certain provisions of its bank credit agreement. There can be no assurance that the Company will be able to negotiate any amendment on terms acceptable to the Company or at all. The failure to negotiate an amendment or alternatively to obtain a waiver from its agent bank for any covenant non-compliance could have a material and adverse effect on the Company.

Cautionary Statement

The above statements contain estimates of the Company’s preliminary fourth quarter and fiscal 2008 results of operations. The Company is completing its year-end review of its financial and operating results, and actual results may differ materially from those contained herein. Among the important factors that could cause actual results to vary from those contained herein is the fact that the Company is in the process of completing its required annual impairment analysis of goodwill and other long-lived assets as of December 28, 2008 and anticipates a significant impairment charge related to goodwill and other long-lived assets. The Company’s actual financial results could vary from the preliminary amounts included in this business update.

Forward-Looking Statement Disclosure

This business update contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements about non-historical matters and often are identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will,” or “intend” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of the Company and its affiliates to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (1) the results of our year end audit and annual impairment analysis; (2) general economic, inflation, national security, weather and business conditions, including worsening U.S. economic conditions and tightening financial markets; (3) decreases in mall traffic or other negative changes in consumer spending habits due to the downturn in the U.S. economy; (4) our ability to amend our bank credit agreement on acceptable terms; (5) our ability to generate sufficient cash flow to make interest and principal payments under our borrowing agreements; (6) our ability to comply with financial covenants and ratios and the effects which the restrictions imposed by those financial covenants and ratios contained in our borrowing agreements may have on our ability to operate our business; (7) our ability to repurchase and/or repay amounts under our borrowing agreements to the extent required in the event of certain circumstances as defined in our borrowing agreements; and (8) other factors discussed in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward- looking statements, whether as a result of new information, future events or otherwise. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Exhibit A

Sbarro, Inc.

Preliminary EBITDA Reconciliation

Year to Date and Quarter Ended December 28, 2008 and December 30, 2007

(unaudited)

EBITDA represents earnings before interest income, interest expense, taxes, depreciation and amortization. EBITDA, as calculated under our bank credit agreement, includes certain additional adjustments, as set forth in the reconciliation that follows. EBITDA is a non-GAAP financial measure and should not be considered in isolation from, or as a substitute for, net income, cash flow from operations or other cash flow statement data prepared in accordance with United States generally accepted accounting principles (“GAAP”) or as a measure of a company’s profitability or liquidity. Rather, we believe that EBITDA provides relevant and useful information for analysts and investors in our Senior Notes due 2015 (“Senior Notes”) and our bank lenders, as EBITDA is one of the measures used in calculating our compliance with certain financial ratios in the indenture governing our Senior Notes and in determining compliance with certain financial covenants under our bank credit agreement.

Our calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since all companies do not calculate this non-GAAP measure in the same manner. Our EBITDA calculations are not intended to represent cash provided by (used in) operating activities since they do not include interest and taxes and changes in operating assets and liabilities, nor are they intended to represent a net increase in cash since they do not include cash provided by (used in) investing and financing activities. The calculation of EBITDA under our bank agreement and under the indenture governing our Senior Notes may differ, because of differences in the definitions contained in those two documents. We provide a calculation of EBITDA under our bank credit agreement because we are required to satisfy a quarterly financial measurement that uses EBITDA as a compliance metric. Our indenture does not include a similar quarterly compliance covenant.

Exhibit A

The following tables reconcile the Company’s expected and actual, as applicable, net income (loss) for the relevant periods in 2008 and 2007, to expected and actual EBITDA, as applicable, as defined in our bank credit agreement for the same periods. We believe that net income (loss) is the most directly comparable GAAP financial measure to EBITDA. All amounts below are in thousands.

	Preliminary	Historical Reported

	Expected Results for Quarter Ended December 28, 2008(7)	Quarter Ended December 30, 2007
Net income	$216	$5,118
Interest expense	6,791	7,843
Interest income	(40)	(24)
Income tax expense	273	3,988
Depreciation and amortization	4,374	5,060

EBITDA	11,614	21,985
Non cash adjustments (1)	970	490
Litigation charges, net (2)	588	(50)
Preopening expenses	400	172
Management fee	257	261
Closed store costs	2,579	1,025
Restructuring related expenses (3)	256	4
Transition related expenses	238	—
Joint venture operations	186	—

EBITDA in accordance with the bank credit agreement	$17,088	$23,887

Exhibit A

	Preliminary	Historical Reported	Historical Reported	Historical Reported

	Expected Results for Year Ended December 28, 2008(7)	For the period January 1 through January 30, 2007	For the period January 31 through December 30, 2007	“Combined” Year Ended December 30, 2007
	SUCCESSOR	PREDECESSOR	SUCCESSOR

Net (loss) income	$(8,690)	$(32,580)	$2,629	$(29,951)
Interest expense	28,408	2,570	28,879	31,449
Interest income	(171)	(108)	(485)	(593)
Income tax (benefit) expense	(4,664)	44	2,048	2,092
Depreciation and amortization	17,094	1,272	17,349	18,621

EBITDA	31,977	(28,802)	50,420	21,618
Special event bonuses (4)	—	31,395	—	31,395
Eliminated expenses (5)	—	183	(230)	(47)
Non-recurring income (6)	(500)	—	—	—
Non cash adjustments (1)	2,264	(96)	1,576	1,480
Litigation charges, net (2)	338	—	100	100
Preopening expenses	1,122	22	620	642
Management fee	1,019	—	928	928
Closed store costs	5,307	74	1,358	1,432
Restructuring related expenses (3)	1,322	—	609	609
Transition related expenses	238	—	—	—
Joint venture operations	617	—	—	—

EBITDA in accordance with the bank credit agreement	$43,704	$2,776	$55,381	$58,157

(1)	Non cash adjustments include deferred rent and amortization relating to purchase accounting in connection with the 2007 sale of the Company.

(2)	Net accrued (cash paid) for litigation settlements.

(3)	Restructuring related expenses include severance and employee costs related to eliminated positions and other restructuring expenses.

(4)	Adjustment to exclude the payment of the special event bonuses net of the reversal of an accrual for a long-term incentive award, all in connection with the 2007 sale of the Company.

(5)	Eliminated expenses refers to certain costs and expenses related to our former shareholders including salaries, bonuses benefits, payroll taxes, travel and entertainment and earnings from withdrawn assets.

(6)	Non-recurring income is compensation received from a landlord for a lease on a location that was terminated involuntarily.

(7)	Amounts do not include the effects, if any, of any impairment of goodwill and other long-lived assets, as the Company has not completed its assessment of any such impairment. Impairment charges will not reduce EBITDA, as calculated in accordance with the Company’s bank credit agreement.